                                                                    EXHIBIT 10.6

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of this 17 day of May, 1999, is by and between Navigant International, Inc., a Delaware corporation (the "Company"), and C. Thomas Nulty ("Employee").

                                   RECITALS

     On June 24, 1997, the Employee entered into an Employment Agreement with Associated Travel International, Inc. (the "Associated Employment Agreement").

     Effective June 9, 1998, the Associated Employment Agreement was assigned to Associated Travel Services, LLC, a wholly owned subsidiary of the Company.

     The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company, on the terms and conditions set forth herein.

     The Employee and Associated Travel Services, LLC, desire to terminate the Associated Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                 AGREEMENTS

     1. Employment; Term. The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing for a period of two (2) years. The term of this Agreement shall be extended automatically for additional, successive one-year terms, unless the Company notifies Employee not less than 90 days prior to the end to the initial or renewal term, as the case may be, that it does not intend to extend the term. In the event the Company gives notice of non-renewal of the term of this Agreement under the preceding sentence, the Company will, upon termination of Employee's employment following the end of the Term, continue Employee's base salary and provide for the continuation of the Employee's health, dental and other medical benefits or insurance for a period of six months following termination of Employee's employment. The initial two-year period, together with any renewal periods, shall be referred to in this Agreement as the "Term." This Agreement may be terminated prior to the end of the Term in the manner provided for in Section 6 below.

     2. Position and Duties. The Company hereby employs Employee as President/ Chief Operating Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a President and Chief Operating Officer of the Company or as otherwise specified by the Chief Executive Officer or Board of Directors of the Company (the "Board"). Employee will report directly to the Chief Executive Officer of the Company, the Board, or as otherwise directed by the Board. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time,



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attention, and efforts to promote and further the business of the Company.
Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company.

     3. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

          (a) Base Salary. Effective on the date hereof, the base salary payable to Employee shall be $260,000.00 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.

          (b) Bonus. Employee shall be eligible to receive such bonus as the Company's Board of Directors determines is appropriate based on the Employee's performance of his duties and the financial performance by the Company.

          (c) Perquisites, Benefits, and Other Compensation. During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board. Without limiting the foregoing, during the Term the Employee shall be entitled to the following:

               (i) Split Dollar Insurance. The Company shall pay the annual premium, up to the sum of $10,000, on the Employee's current Split Dollar Insurance policy;
               (ii) Accommodations in the Denver Metropolitan Area. The Company shall pay the reasonable cost of appropriate and suitable accommodations for the use of the Employee in the Denver Metropolitan Area;
               (iii) Automobile. The Company shall pay the reasonable costs of a suitable automobile for the use of the Employee in the Denver Metropolitan Area. Such costs shall include all insurance, taxes, maintenance, operation and parking costs;
               (iv) Commuting Expenses. The Company shall pay the Employee's reasonable costs of commuting between the Employee's home in Orange County, California, and the Company's corporate offices in Englewood, Colorado. Airfare costs shall be paid according to the lowest available airfares, and the Company shall provide upgrade certificates to the Employee to enable Employee to fly first class whenever possible. The Company and the Employee agree to work together and plan Employee's commuting travel hereunder in such a way so as to minimize the Company's costs hereunder;
               (v) Legal Fee Reimbursement. The Company agrees to reimburse the Employee for reasonable legal fees incurred by the Employee in connection with the initial review and negotiation of this Agreement. The Company shall be obligated to make such reimbursement only once during the Term, and the reimbursement shall not exceed $1,000.00;

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               (vi)   Stock Options.  The Company shall cause options for the
               purchase of the Company's Common Stock to be issued to the Employee under the Company's 1998 Stock Incentive Plan (the "Plan") as follows:


                      Options                       Exercise Price
                      -------                       --------------
                      75,000                        $ 6.813
                      50,000                        $  9.00
                      40,749                        $ 12.00

               For the purposes hereof, "Current Market Price" shall mean the closing price of the Company's Common Stock on the last market day immediately prior to the day on which the Company's Compensation Committee meets to issue the options. All options shall be 20% vested at issuance, and shall vest at a further 20% on each anniversary of the date on which the options were issued. In addition, all unvested options shall become fully vested and exercisable upon a Change of Control," as defined in Section 6(e), and upon a termination of Employee's employment by the Company without cause, as defined in Section 6(c) below. In all other respects, the options shall be governed by the terms and conditions of the Plan; and
               (vii) Other Benefits. The Company shall also provide Employee with such other benefits and perquisites as the Company provides to its senior executive officers, including health, dental and medical coverage or insurance.

          (d) Eligibility for, and Vesting of, Benefits. For all purposes of determining eligibility and vesting of benefits under any benefit program of the Company applicable to Employee, to the extent allowed by such program, Employee shall be treated as having credited service with the Company for the period of time that Employee of Associated Travel, and any pre-existing condition shall be waived under the Company's health, dental and other medical coverage or insurance benefits.

     4. Expense Reimbursement. The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

     5. Place of Performance. The initial place of performance shall be Englewood, Colorado. Employee understands that he may be requested by the Company to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or a change in duties and responsibilities. In such event, if Employee agrees to relocate, the Company will provide Employee with a relocation allowance, in an amount determined by the Company, to assist Employee in covering the costs of moving himself, his immediate family, and their personal

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property and effects. The total amount and types of costs to be covered shall be determined by the Company, in light of prevailing Company policy at the time. In the alternative, the Employee may elect not to relocate in which event the Company shall provide Employee the benefits referred to in Section 3(c)(ii),
(iii), and (iv) above as to the new location requested by the Company.

     6. Termination; Rights on Termination. Employee's employment may be terminated in any one of the following ways, prior to the expiration of the
Term:

          (a) Death. The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

          (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four (4) consecutive months, or for a total of four (4) months in any six (6) month period, then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Subject to
Section 6(g) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee his base salary at the then-current rate for the lesser of (i) six (6) months from the effective date of termination, or (ii) whatever time period is remaining under the then-current period of the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

          (c) Termination by the Company "For Cause." The Company may terminate the Term promptly after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within fifteen (15) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company or its subsidiaries, and that, in the judgment of the Board and the Chief Executive Officer, materially and adversely affects the operations or reputation of the Company or its subsidiaries; (iv) Employee's conviction of a felony (other than a felony under the motor vehicle laws) or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

          (d) Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, Employee shall receive from the Company the base salary at the rate then in effect for twenty-four (24) months from the date of termination and the Company

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will, during such twenty-four months provide for the continuation of the
Employee's health, dental and other medical benefits, or substantially similar benefits if the identical benefits are not available. (The Company shall have met its obligation to continue such benefits if it makes the requisite premium payments under COBRA, or if it makes the premium payments for substantially similar insurance purchased by the Employee.) Such payments shall be made in accordance with the Company's regular payroll cycle. Except as provided in
Section 6(e) below If Employee resigns or otherwise terminates his employment for any reason or for no reason, Employee shall receive no severance compensation.

          (e) Change of Control. At any time within sixty days following a Change of Control of the Company, the Employee may terminate his employment, effective thirty (30) days after written notice is provided to the Company. Should Employee terminated his employment under this provision, Employee shall receive from the Company the base salary at the rate then in effect for twenty-four (24) months from the date of termination and the Company will, during such twenty-four months provide for the continuation of the Employee's health, dental and other medical benefits, or substantially similar benefits if the identical benefits are not available. (The Company shall have met its obligation to continue such benefits if it makes the requisite premium payments under COBRA, or if it makes the premium payments for substantially similar insurance purchased by the Employee.) Such payments shall be made in accordance with the Company's regular payroll cycle. For the purposes of this Agreement, a "Change of Control" shall mean:

               (i) the acquisition of one hundred percent (100%) of the Company's Common Stock by a single person, or an affiliated group;
               (ii) the acquisition by a single person or affiliated group of sufficient shares of the Company's stock, either common or preferred, so that such person or group has sufficient voting control to elect all members of the Board, whether at once or in sequence according to the Company's charter documents;
               (iii) the merger, consolidation, or other business combination whereby the assets and business of the Company is transferred to another person not substantially controlled by the those persons who controlled the Company immediately prior to the transaction; or
               (iv) any event whereby Edward S. Adams ceases to be the Chief Executive Officer and the Chairman of the Board of the Company

          (f) Payment Through Termination. Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company, and any bonus declared but not yet paid) due through the effective date of termination. Additional compensation and benefits subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided in Section 1 or above in this
Section 6. All other rights and obligations of its subsidiaries, the Company, and Employee under this Agreement shall cease as of the effective date of termination, except that the obligations under Sections 1, 7, 8, 9 and 10 shall survive such termination in accordance with their terms unless the termination of Employee's employment is pursuant to or Section 6(e) in which case Section 7(a) shall not be applicable.

          (g) No Right to Offset. In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment and, in the event that Employee secures employment or any consulting or similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall not have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment.

     7.   Restriction on Competition.

     (a) Unless the termination of Employee's employment is pursuant Section 6(e), during the Term, and thereafter if Employee continues to be employed by the Company and/or other entity owned by or affiliated with the Company or its subsidiaries on an "at will" basis, then for the duration of such period, and thereafter for a period equal to the period during which Employee is receiving severance pay from the Company under Section 6, or for the period of two (2) years if this Agreement is terminated by the Employee for any reason, or if this Agreement is terminated by the Company "for cause", (except if Employee's voluntary termination is after the Company has given notice of non-renewal of the automatic one year extension of the term of this Agreement under Section 1 in which case for a period of six months [the period of the severance pay from the Company]), Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company's or its subsidiaries' travel agency business, including the development, manufacture, marketing and transfer, whether by sale or license, of software for travel businesses (collectively, the "Travel Business"), within 100 miles of any location where the Company or its subsidiaries conducts the Travel Business (the "Territory");

          (ii) call upon any Person who is, at that time, within the Territory an employee of the Travel Business for the purpose or with the intent of enticing such employee away from or out of the employ of the Travel Business;

          (iii) call upon any Person who is or that is, at that time, or has been, within one year prior to that time, a customer of the Travel Business within the Territory for the purpose of soliciting or selling products or services in direct competition with the Travel Business within the Territory; or

          (iv) on Employee's own behalf or on behalf of any competitor, call upon any Person who or that, during Employee's employment by the Company or its subsidiaries was either called upon by the Company or its subsidiaries as a prospective acquisition candidate for the Travel Business or was the subject of an acquisition analysis conducted by the Company or its subsidiaries for the Travel Business.

          (b) Notwithstanding anything contained in this Section 7 to the contrary, the foregoing covenants shall not be deemed to prohibit Employee from
(i) acquiring as an investment not more than one (1%) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association, or (ii) being employed by or consulting with in any capacity any airline, cruise line, hotel, automobile rental, restaurant or resort company or enterprise.

          (c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or its subsidiaries and enters into a business or pursues other activities that, at such time, are not in competition with the Travel Business, Employee shall not be chargeable with a violation of this
Section 7 if the Company or its subsidiaries subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this
Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or its subsidiaries of such breach, Employee ceases the prohibited actions.

          (d) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination. If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this
Section 7 shall be enforceable under the provisions of such applicable law, or
(ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

          (e) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by its subsidiaries or the Company of such covenants; provided, however, that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon thirty (30) days' prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7. It is specifically agreed that the period of two (2) years stated at the beginning of this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall

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be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

          (f)  Employee has carefully read and considered the provisions of this
Section 7 and, having done so, agrees that the restrictive covenants in this
Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its subsidiaries, and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its subsidiaries throughout the term of these covenants.

     8. Confidential Information. Employee hereby agrees to hold in strict confidence and not to disclose to any third-party any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company and/or its subsidiaries (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and/or its subsidiaries because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's and its subsidiaries' business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

     9. Inventions. Employee shall disclose promptly to the Company and its subsidiaries any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company or its subsidiaries and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     10. Return of Company Property. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal

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representative shall return to the Company (a) all Confidential Information; (b)
all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, its subsidiaries or their respective representatives, vendors, or customers that pertain to the business of the Company or its subsidiaries, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or its subsidiaries. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or its subsidiaries, as the case may be, and be subject at all times to their discretion and control.

     11. Associated Employment Agreement. Employee hereby terminates, waives, and relinquishes his rights under the Associated Employment Agreement. Associated Travel Services, LLC., also hereby terminates, waives, and relinquishes its rights under the Associated Employment Agreement, except that Employee shall be entitled to receive his bonus under such agreement equal to 3% of the pre-tax net income of Associated Travel from January 1, 1999 to the date hereof which bonus amount shall be paid as soon as practicable following the date hereof.

     12. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of its subsidiaries other than the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer. If the Company is merged with or into another subsidiary or affiliate of its subsidiaries, such action shall not be considered to cause an assignment of this Agreement, and the surviving or successor entity shall become the beneficiary of this Agreement and all references to the "Company" shall be deemed to refer to such surviving or successor entity. It is intended that its subsidiaries will be a third-party beneficiary of the rights of the Company under this Agreement. No other Person shall be a third-party beneficiary.

     13. Complete Agreement; Waiver; Amendment. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:


     To the Company:    Navigant International, Inc.
                        84 Inverness Circle East
                        Englewood, CO 80112
                        Attn.: Chief Executive Officer

     With a copy to:    Navigant International, Inc.
                        84 Inverness Circle East
                        Englewood, CO 80112
                        Attn.: General Counsel


     To Employee:       C. Thomas Nulty
                        17 Copps Hill Drive
                        Laguna Niguel, CA  92677


Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 14.

     15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     16. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company and/or its subsidiaries as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10; and because of the immediate and irreparable damage that would be caused to the Company and/or its subsidiaries for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or its subsidiaries at law or in equity, the Company and its subsidiaries shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

     17. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company and/or its subsidiaries shall be entitled to seek injunctive or other equitable relief, as contemplated by
Section 16 above, from any court of competent jurisdiction, without the need to resort to arbitration.

     18. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Colorado, without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.


                                   NAVIGANT INTERNATIONAL, INC.



                                   By: /s/ Edward S. Adams
                                       ----------------------------------------
                                       Edward S. Adams, Chief Executive Officer


                                   EMPLOYEE:


                                   /s/ C. Thomas Nulty
                                   -------------------------------------------
                                   C. Thomas Nulty






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